Cannabis Social Network MassRoots Crosses 725,000 Users

Denver, CO (January 5, 2016): MassRoots, Inc. (OTCQB: MSRT), one of the largest and fastest growing social networks for cannabis consumers, is pleased to report it has crossed 725,000 users. Over the next several weeks, MassRoots expects the SEO value from its new web platform, the introduction of new features for its users, and performance updates from its backend migration will continue to fuel its rapid user growth.

Graphic: MassRoots’ User Growth Chart

“Scaling our platform to one million users is our main objective for early 2016,” stated MassRoots CEO Isaac Dietrich. “We believe that a large userbase will benefit our continued efforts to close advertising contracts with national brands, be a significant barrier to entry for any potential competitors, and have a meaningful impact on the legalization initiatives slated for this year.”

MassRoots will be presenting at CES this Friday, January 8, 2016 as part of the semi-final round of the Extreme Tech Challenge. For more information, please see MassRoots’ recent press release.

About MassRoots

MassRoots is one of the largest and most active technology platforms for cannabis consumers, businesses and activists with over 725,000 users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, MarketWatch, Cannabist and the New York Times. For more information, please visit Corporate.MassRoots.com.

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of MassRoots. All information presented herein with respect to the existing business and the historical operating results of MassRoots and estimates and projections as to future operations, the success of events that we are attending, and other information, is based on materials prepared by the management of MassRoots and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, MassRoots makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, MassRoots reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information.

Forward-looking Statements:

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' advertising business, potential partnerships, and our related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those anticipated by the statements made herein include, among others, the success of our advertising initiatives, the continued growth and engagement of our user base, our ability to work with partners of the Company, and unforeseen technical or other problems or issues that could affect the performance of our products or our business. Further information on our risk factors is contained in our filings with the SEC, including the Amendment to our S-1 Registration Statement filed on October 29, 2015. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.

Contact:

Isaac Dietrich
Isaac@MassRoots.com

720.442.0052